Exhibit 99

Tenet Healthcare Corporation Headquarters Office 3820 State Street Santa Barbara, CA 93105 Tel 805.563.6855 Fax 805.563.6871 http://www.tenethealth.com	NEWS RELEASE

Contacts:
Media:	Gary Hopkins (805) 563-6885
Investors:	Paul Russell (805) 563-7188
Diana Takvam (805) 563-6883

Team of Tenet Experts Begins Internal Review
of Heart Program at Redding Medical Center

Mercer Consultants Retained to Review Physician Conduct

        SANTA BARBARA, Calif.—Nov. 4, 2002—Tenet Healthcare Corporation (NYSE: THC) announced today that a team of experts drawn from several of Tenet's corporate oversight departments has arrived at Redding Medical Center and has begun a methodical review of the cardiology and related programs at RMC to assure that the company's standards and policies are being rigorously followed.

        The team is made up of internal experts from the company's law, compliance, quality management, medical affairs and other specialized departments. The team will review all hospital processes in the cardiology area at RMC. This action follows disclosure last week that federal agents had served search warrants at RMC seeking documents in connection with an investigation of possibly unnecessary medical treatments performed by two independent heart specialists at the hospital. The doctors have not been charged and the hospital has not been the target of the government's investigation.

        "One of our strengths is the depth of our internal review structures, and we intend to use this expertise to assure that Tenet's expectations for compliance with our high standards are being met," said Jeffrey C. Barbakow, chairman and chief executive officer. "This is part of our ongoing commitment to reassure our patients, physicians, employees and investors that we are doing everything we can to make sure our systems and safeguards are working the way they are designed to work. Tenet simply has zero tolerance for less than 100 percent compliance with our standards and policies. Quality and service are what we stand for."

        In addition, Tenet said it has hired the national medical audit practice of The Mercer Consulting Group, a respected, independent medical utilization expert to assist in reviewing treatments performed by the two doctors at Redding. Mercer will, in turn, hire independent, expert cardiologists to review patient records and internal documents regarding the cases. Mercer also will be responsible for concurrent review of any future cases these two physicians intend to perform at the hospital.

        Separately, the company said that misinformation and false rumors about it continue to circulate. To that end, the company will strive to issue clarifications and denials, as appropriate, on a timely basis. The company believes that many of these false rumors and misinformation are attributable to legal adversaries, critics with their own agendas and those who stand to benefit if Tenet's stock declines, and therefore should be viewed in that light.

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  Tenet said suggestions that there have been irregularities in its submission of MediCal claims from its Daniel Freeman Marina Hospital in Los Angeles are absolutely false. Tenet acquired the facility on Dec. 17, 2001. Government regulations require a waiting period of at least 90 days before a new owner may submit MediCal claims. The fact that the hospital waited 90 days before submitting MediCal claims may have led to the incorrect speculation. All billing is now current.

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  A San Jose, Calif., TV station broadcast a report over the weekend in which an anonymous individual described as a former patient at Tenet's Community Hospital of Los Gatos complained about surgery performed on his knee. The individual refused to identify himself in the broadcast and appeared on screen in a concealed manner. Accordingly, the hospital is unable to determine whether this individual was or was not a patient.

        To prevent any possible misunderstanding, Tenet clarified a pre-scheduled grant of company stock options to board members under the board's standard compensation policy. As disclosed in the company's 2002 Proxy Statement, on the last Thursday of each October each year the company's non-employee directors automatically receive a stock option grant according to a pre-established formula. Based on the formula, each non-employee director received a grant of options to purchase 18,000 shares of the company's common stock at an exercise price of $28.75, which was the closing price of the company's common stock on October 31, 2002, the date the options were granted. Each of the company's non-employee directors will be filing today with the Securities and Exchange Commission a Form 4 reflecting the routine annual stock option grant. The company stressed that the grant is an automatic action related to a long-standing, previously disclosed policy.

        Tenet Healthcare Corporation, through its subsidiaries, owns and operates 113 acute care hospitals with 27,726 beds and numerous related health care services. Tenet and its subsidiaries employ approximately 114,300 people serving communities in 16 states. Tenet's name reflects its core business philosophy: the importance of shared values among partners—including employees, physicians, insurers and communities—in providing a full spectrum of health care. Tenet can be found on the World Wide Web at www.tenethealth.com.

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  Certain statements in this release may constitute forward-looking statements. They are based on management's current expectations and could be affected by numerous factors and are subject to various risks and uncertainties. Certain of those risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.